Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Puma Biotechnology, Inc.:

We consent to the use of our reports dated February 27, 2020 with respect to the consolidated balance sheets of Puma Biotechnology, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes to the financial statements (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the registration statement. Our report contains an explanatory paragraph related to Puma Biotechnology, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Los Angeles, California February 27, 2020